NEWS FROM	Exhibit 99.1

CONTACT:     Robert N. Shuster
                          #616/522-1765

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION REPORTS
FIRST QUARTER 2006 RESULTS

IONIA, Michigan, April 24, 2006 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its first quarter 2006 net income was $12.3 million or $0.56 per diluted share. A year earlier, net income totaled $11.3 million or $0.50 per diluted share. Return on average equity and return on average assets were 20.17% and 1.49%, respectively in the first quarter of 2006 compared to 19.38% and 1.47%, respectively in 2005.

2006 results include $2.8 million of other income and $1.7 million of non-interest expense related to the previously announced settlement of litigation involving the former owners of Mepco Insurance Premium Financing, Inc. Additionally, 2006 results also include $0.3 million in compensation and benefits expense for severance payments primarily associated with reduction in staff initiatives implemented in the first quarter and $0.1 million of legal and professional fees related to the aforementioned litigation settlement. Collectively, these items resulted in a net after-tax increase in net income of $1.5 million, or $0.07 per diluted share, in the first quarter of 2006. The first quarter of 2005 included a recovery of $0.6 million ($0.4 million after tax, or $0.02 per diluted share) of previously recorded impairment reserves on capitalized mortgage loan servicing rights.

Michael M. Magee, President and CEO, commented, “When taking into account the various unusual items impacting earnings in the first quarter of 2006 compared to 2005, our operating earnings were relatively unchanged. The positive impact of our loan growth was offset by erosion in our net interest margin, reflecting both the flat yield curve and competitive conditions in our markets. However, there were a number of developments during the past quarter that we expect to have a positive future impact, including:

•	The resolution of the above described litigation which not only had a favorable impact on first quarter results but will also eliminate the professional and legal costs that were being incurred related to this matter.
•	Loans grew at an annualized pace of nearly 10% and reached $2.61 billion.
•	Certain cost reduction initiatives have been completed and additional cost reductions will continue to be implemented in response to the challenging economic environment.
•	Additional sales staff has been recently added in commercial lending, mortgage lending and our investment and insurance operations.
•	The new branches that we opened in 2005 have generally been exceeding our expectations for deposits and loan growth.

As a result, we remain optimistic about our future prospects. Finally, I am extremely proud of our staff for their efforts in a very challenging operating environment.”

The Company’s tax equivalent net interest income totaled $35.3 million during the first quarter of 2006, which represents a $0.2 million or 0.7% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.7 million and $1.5 million for the first quarters of 2006 and 2005, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $231.4 million increase in the balance of average interest-earning assets that was largely offset by a 33 basis point decrease in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The increase in average interest-earning assets is due primarily to growth in all categories of loans. The net interest margin was equal to 4.59% during the first quarter of 2006 compared to 4.92% in the first quarter of 2005. The tax equivalent yield on average interest-earning assets rose to 7.50% in the first quarter of 2006 from 6.92% in the first quarter of 2005. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing and new loans being originated at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 91 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 2.91% during the first quarter of 2006 from 2.00% during the first quarter of 2005. The increase in the Company’s cost of funds reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $4.2 million in the first quarter of 2006, a $0.2 million or 4.9% increase from the comparable period in 2005. VISA check card interchange income also increased by 27.2%, to $0.8 million for the first quarter of 2006 from $0.6 million for the first quarter of 2005. The increase in deposit related revenues resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.0 million and $1.4 million in the first quarters of 2006 and 2005, respectively. Real estate mortgage loan sales totaled $60.2 million in the first quarter of 2006 compared to $87.9 million in the first quarter of 2005. Real estate mortgage loans originated totaled $118.7 million in the first quarter of 2006 compared to $147.0 million in the comparable quarter of 2005. The declines in both mortgage loan sales and origination volumes primarily reflect the impact of higher interest rates resulting in a decrease in mortgage lending activity. Loans held for sale were $29.6 million at March 31, 2006, compared to $28.6 million at December 31, 2005.

Income from real estate mortgage loan servicing was $0.7 million and $1.1 million in the first quarters of 2006 and 2005, respectively. This decline is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (Dollars in thousands)

	3/31/06	3/31/05

Balance at beginning of period	$13,439	$11,360
Originated servicing rights capitalized	634	755
Amortization	(345)	(479)
(Increase)/decrease in impairment reserve	--	619

Balance at end of period	$13,728	$12,255

Impairment reserve at end of period	$11	$147

The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At March 31, 2006, the Company was servicing approximately $1.5 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.89%, a weighted average service fee of 25.9 basis points and an estimated fair market value of $19.7 million.

Non-interest expense totaled $28.8 million in the first quarter of 2006 which included $1.7 million of claims expense and $0.1 million of legal and professional fees related to the litigation settlement discussed above as well as $0.3 million of severance costs. Excluding these items, non-interest expense rose by $0.7 million or 2.6% from the first quarter of 2005. This increase is principally due to increased operating costs related to the addition of staff at new branch and loan production offices and overall growth in the organization, along with associated rises in such costs as occupancy, furniture and equipment and data processing. Compensation and employee benefits expenses in 2006 were also impacted by merit pay increases that were effective January 1, 2006.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	3/31/2006	12/31/2005	3/31/2005

	(Dollars in Millions)
Commercial	$9.0	$5.2	$6.1
Commercial guaranteed
under federal program	-	-	1.1
Consumer	1.9	2.3	1.9
Real estate mortgage	7.2	7.2	5.8
Finance receivables	3.5	3.3	3.1

Total	$21.6	$18.0	$18.0

Ratio of non-performing
loans to total portfolio
loans	0.83%	0.70%	0.78%

Ratio of the allowance for
loan losses to
non-performing loans	108.70%	127.95%	136.62%

The increase in non-performing loans since year end 2005 is due primarily to an increase in non-performing commercial loans. The increase in non-performing commercial loans is due primarily to two commercial real estate loans becoming over 90 days past due during the first quarter of 2006. One of these loans with a balance of $3.6 million is secured by a low/moderate income apartment complex. The Company has commenced collection of this credit through foreclosure and does not currently anticipate any significant loss. The other commercial real estate loan has a balance of $1.5 million and is secured by vacant land. A purchase offer is pending on the real estate securing this loan, which if consummated is expected to cure this default. Other real estate and repossessed assets totaled $2.6 million at March 31, 2006 compared to $2.1 million at December 31, 2005.

The provision for loan losses was approximately $1.6 million in the first quarters of both 2006 and 2005. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. Net loan charge-offs were $1.1 million (0.17% annualized of average loans) in the first quarter of 2006 compared to $1.7 million (0.30% annualized of average loans) in the first quarter of 2005. At March 31, 2006, the allowance for loan losses totaled $23.5 million, or 0.90% of portfolio loans compared to $23.0 million or 0.90% of portfolio loans at December 31, 2005.

Total assets were $3.40 billion at March 31, 2006, compared to $3.36 billion at December 31, 2005. Loans, excluding loans held for sale, increased to $2.61 billion at March 31, 2006, from $2.56 billion at December 31, 2005. The increase in loans reflects growth in all categories of lending — commercial, real estate mortgage, installment and finance receivables. Deposits totaled $2.69 billion at March 31, 2006, an increase of $49.9 million from December 31, 2005. Stockholders’ equity totaled $248.8 million at March 31, 2006, or 7.31% of total assets, and represents a net book value per share of $11.45.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2006	December 31, 2005

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$62,117	$67,586
Securities available for sale	470,844	483,447
Federal Home Loan Bank stock, at cost	17,322	17,322
Loans held for sale	29,643	28,569
Loans
Commercial	1,040,145	1,030,095
Real estate mortgage	860,855	852,742
Installment	312,254	304,053
Finance receivables	401,692	368,871

Total Loans	2,614,946	2,555,761
Allowance for loan losses	(23,494)	(23,035)

Net Loans	2,591,452	2,532,726
Property and equipment, net	65,568	63,173
Bank owned life insurance	39,870	39,451
Goodwill	56,417	55,946
Other intangibles	10,086	10,729
Accrued income and other assets	59,455	56,899

Total Assets	$3,402,774	$3,355,848

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$284,925	$295,151
Savings and NOW	879,268	861,277
Time	1,526,784	1,484,629

Total Deposits	2,690,977	2,641,057
Federal funds purchased	133,215	80,299
Other borrowings	170,163	227,047
Subordinated debentures	64,197	64,197
Financed premiums payable	42,143	35,378
Accrued expenses and other liabilities	53,312	59,611

Total Liabilities	3,154,007	3,107,589

Shareholders' Equity
Preferred stock, no par value-200,000 shares authorized;
none outstanding
Common stock, $1.00 par value-30,000,000 shares
authorized; issued and outstanding: 21,724,605 shares at
March 31, 2006 and 21,991,001 shares at December 31, 2005	21,725	21,991
Capital surplus	172,772	179,913
Retained earnings	49,701	41,486
Accumulated other comprehensive income	4,569	4,869

Total Shareholders' Equity	248,767	248,259

Total Liabilities and Shareholders' Equity	$3,402,774	$3,355,848

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended March 31,
	2006	2005

	(unaudited)

	(in thousands)
Interest Income
Interest and fees on loans	$49,917	$41,185
Securities available for sale
Taxable	2,848	3,692
Tax-exempt	2,869	2,568
Other investments	223	212

Total Interest Income	55,857	47,657

Interest Expense
Deposits	17,971	9,174
Other borrowings	4,324	4,962

Total Interest Expense	22,295	14,136

Net Interest Income	33,562	33,521
Provision for loan losses	1,586	1,606

Net Interest Income After Provision for Loan Losses	31,976	31,915

Non-interest Income
Service charges on deposit accounts	4,242	4,042
Mepco litigation settlement	2,800
Net gains (losses) on assets
Real estate mortgage loans	1,026	1,388
Securities		(32)
Title insurance fees	442	497
Manufactured home loan origination fees and commissions	239	274
VISA check card interchange income	791	622
Real estate mortgage loan servicing	653	1,064
Other income	2,119	1,870

Total Non-interest Income	12,312	9,725

Non-interest Expense
Compensation and employee benefits	14,003	13,479
Occupancy, net	2,768	2,238
Furniture, fixtures and equipment	1,831	1,798
Mepco claims expense	1,700
Other expenses	8,488	8,511

Total Non-interest Expense	28,790	26,026

Income Before Income Tax	15,498	15,614
Income tax expense	3,155	4,313

Net Income	$12,343	$11,301

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended March 31,
	2006	2005

	(unaudited)

Per Share Data (A)
Net Income
Basic	$.57	$.51
Diluted	.56	.50
Cash dividends declared	.20	.18

Selected Ratios (annualized)
As a percent of average interest-earning assets
Tax equivalent interest income	7.50%	6.92%
Interest expense	2.91	2.00
Tax equivalent net interest income	4.59	4.92
Net income to
Average equity	20.17%	19.38%
Average assets	1.49	1.47

Average Shares (A)
Basic	21,845,871	22,290,353
Diluted	22,218,947	22,754,691

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. Per share data has been adjusted for a 5% stock dividend in 2005.